Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 19, 2010 (except for Note 20, as to which the date is July 27, 2010 and Note 28, as to which the date is December             , 2010), which will be signed upon consummation of the transaction described in Note 28 to the financial statements, with respect to the consolidated financial statements and schedule of UCI International, Inc. (formerly UCI Holdco, Inc.) and subsidiaries contained in the Registration Statement on Form S-1 (File No. 333-168336) and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

November 19, 2010